EXHIBIT 99.1
Central Jersey Bancorp Press Release

Central Jersey Bancorp Reports Record Quarterly Net Income of $1.2 Million

OAKHURST, NEW JERSEY, July 28, 2010 (NASDAQ Global Market: CJBK):
Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income and net income available to common shareholders of $1.2 million and $968,000, respectively, for the three months ended June 30, 2010, as compared to a net loss and a net loss available to common shareholders of $26.3 million and $26.5 million, respectively, for the same period in 2009.  For the six months ended June 30, 2010, Central Jersey Bancorp reported net income and net income available to common shareholders of $1.9 million and $1.5 million, respectively, as compared to a net loss and a net loss available to common shareholders of $26.0 million and $26.4 million, respectively, for the same period in 2009.

The net income available to common shareholders figures take into account $141,250 and $282,500, respectively, in preferred stock dividends paid to the U.S.  Department of the Treasury as part of the Capital Purchase Program (“CPP”) for the three and six months ended June 30, 2010 and 2009, $45,000 in related preferred stock discount accretion for each of the three months ended June 30, 2010 and 2009 and $90,000 and $89,000, respectively, in related preferred stock discount accretion for the six months ended June 30, 2010 and 2009.  The comparative increase in net income for the three and six months ended June 30, 2010 is primarily attributable to the one-time goodwill impairment charge of $27.0 million recorded during the three and six months ended June 30, 2009.  Additionally, there was no loan loss provision recorded for the three and six months ended June 30, 2010, as compared to $316,000 and $3.5 million, respectively, for the same periods in 2009.  There was no required provision for loan losses primarily due to a $16.0 million decrease in gross loan balances from December 31, 2009 and improved asset quality trends.  Basic and diluted earnings per common share were both $0.10 and $0.16, respectively, for the three and six months ended June 30, 2010, as compared to basic and diluted loss per common share of ($2.92) and ($2.91), respectively, for the same periods in 2009.

Commenting on the second quarter of 2010, James S. Vaccaro, Chairman, President and CEO of Central Jersey Bancorp stated, “Fundamental core earnings for both the second quarter and first six months of 2010 are quite gratifying particularly in light of the continued economic sluggishness. Thus far the positive 2010 results of operations have been driven by a continued improvement in the level of problem/delinquent credits, a stable and modestly expanding net interest margin and a never ending scrutiny on non-interest expenses.  Such vigilance is imperative particularly in an environment when quality credit growth is most difficult. Given the current marketplace dynamics, a focus on balance sheet growth has been replaced with the imperatives of ample market liquidity, strong capital measures, aggressive asset quality management and sufficient reserve coverage. Central Jersey Bancorp views its position in each of those areas as a source of strength.”

Results of Operations

Net interest income was $4.8 million and $9.5 million, respectively, for the three and six months ended June 30, 2010, as compared to $4.3 million and $9.0 million, respectively, for the same periods in 2009.  Net interest income for the three months ended June 30, 2010 and 2009 was comprised primarily of $5.2 million and $5.0 million, respectively, in interest and fees on loans, $805,000 and $1.4 million, respectively, in interest on investment securities and $97,000 and $104,000, respectively, in interest income on federal funds sold and due from banks, less interest expense on deposits of $1.1 million and $1.9 million, respectively, interest expense on borrowed funds of $141,000 and $247,000, respectively, and $40,000 and $50,000, respectively, in interest expense on subordinated debentures.  Net interest income for the six months ended June 30, 2010 and 2009 was comprised primarily of $10.4 million and $10.0 million, respectively, in interest and fees on loans, $1.6 million and $3.4 million, respectively, in interest on investment securities and $153,000 and $137,000, respectively, in interest income on federal funds sold and due from banks, less interest expense on deposits of $2.3 million and $3.9 million, respectively, interest expense on borrowed funds of $293,000 and $494,000, respectively, and $79,000 and $107,000, respectively, in interest expense on subordinated debentures.

For the three and six months ended June 30, 2010, the average yield on interest-earning assets was 4.22% and 4.40%, respectively, as compared to 5.87% and  4.94%, respectively, for the same periods in 2009.  The average cost of deposits and interest-bearing liabilities for the three and six months ended June 30, 2010 was 1.21% and 1.14%, respectively, as compared to an average cost of 2.66% and 2.01%, respectively, for the same periods in 2009.  The decrease in the average yield on interest-earning assets for the three and six months ended June 30, 2010 was primarily due to significantly higher federal funds sold balances at an average yield of 22 basis points and lower reinvestment yields on cash flows derived from maturing and amortizing investment securities.  The decrease in the average cost of deposits and interest-bearing liabilities for the three and six months ended June 30, 2010 was primarily due to across-the-board reductions in deposit rates, which were reflective of the local banking market.  The  net interest margin for the three and six months ended June 30, 2010 were both 3.49%, as compared to 3.27% and 3.36%, respectively, for the same periods in 2009.

For the three and six months ended June 30, 2010, there was no provision for loan losses, as compared to $316,000 and $3.5 million, respectively, for the same periods in 2009.  There was no required provision for loan losses due primarily to improved asset quality and decreasing loan portfolio balances.  The recorded provision for loan losses for the three and six months ended June 30, 2009 was due to the credit deterioration of certain commercial loans as a result of the rapid decline of general economic conditions.

Non-interest income, which consists of service charges on deposit accounts, income from bank owned life insurance, gains on the sale of investment securities available-for-sale, and other income, was $1.0 million and $1.5 million, respectively, for the three and six months ended June 30, 2010, as compared to $894,000 and $3.1 million for the same periods in 2009.  Of this amount, there were gains and servicing rights from the sale of SBA loans totaling $607,000 and $599,000, respectively, for the three and six months ended June 30, 2010, as compared to no gains for the same periods in 2009.  There were no gains on the sale of securities available-for-sale during the three and six months ended June 30, 2010, as compared to $279,000 and $2.1 million, respectively, for the same periods in 2009.

Non-interest expense was $4.0 million and $8.0 million, respectively, for the three and six months ended June 30, 2010, as compared to $30.9 million and $35.0 million, respectively, for the same periods in 2009.  This was due to a one time goodwill impairment charge of $27.0 million taken during the second quarter 2009.  Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, FDIC insurance premiums, core deposit intangible amortization and other operating expenses.  For the three and six months ended June 30, 2010, $389,000 in accrued expense related to the granting of stock appreciation rights (“SARS”) in 2006 was reversed.  The SARS were granted at an exercise price of $9.40 but will expire worthless upon the closing of the merger with Kearny Financial Corp. due to the $7.50 acquisition price.  Merger-related expenses totaled $214,000 for the three and six months ended June 30, 2010.

Financial Condition

Central Jersey Bancorp’s assets, at June 30, 2010, totaled $576.8 million, a decrease of $812,000, or less than 1%, from the December 31, 2009 total of $577.7 million.  The decrease in total assets was due primarily to a $23.3 million decrease in federal funds sold and a $16.0 million decrease in gross loan balances, offset by a $12.7 million increase in investment securities available-for-sale and a $28.6 million increase in investment securities held-to-maturity.

Cash and cash equivalents were $55.1 million at June 30, 2010, a decrease of $23.2 million from the December 31, 2009 total of $78.3 million.  The decrease in liquidity is due primarily to the timing of cash flows related to Central Jersey Bank, N.A.’s business activities and the purchase of investment securities during the three and six months ended June 30, 2010.

Investment securities totaled $145.4 million at June 30, 2010, an increase of $41.2 million, or 39.6%, over the December 31, 2009 total of $104.2 million.  The increase was primarily due to the purchase of $25.9 million of government-sponsored agency securities held-to-maturity, $5.5 million of mortgage-backed securities held-to-maturity, $15.0 million of government-sponsored agency securities available-for-sale, and $49.1 million of municipal bond and note obligations.  These purchases were partly offset by maturities and calls of $10.9 million of government-sponsored agency securities available-for-sale, $35.7 million of municipal bond and note obligations and principal paydowns of $8.4 million for the six months ended June 30, 2010.  In addition, at June 30, 2010, the net change of the unrealized gain on available-for-sale securities increased by $740,000 from $1.6 million on December 31, 2009 to $2.4 million on June 30, 2010.

Loans, net of the allowance for loan losses, totaled $353.5 million at June 30, 2010, a decrease of $16.0 million, or 4.3%, from the $369.5 million balance at December 31, 2009.  Gross loans totaled $362.5 million at June 30, 2010, a decrease of $16.6 million, or 4.39%, from the $379.1 million balance at December 31, 2009.  The decrease in loan balances was due primarily to principal pay downs of commercial real estate loans, consumer home equity loans and lines of credit during the period.  Organic balance sheet growth remains challenging as incremental loan volume is somewhat constrained by lack of demand caused by overall sluggish economic activity.

Deposits, at June 30, 2010, totaled $464.7 million, a decrease of $3.1 million, or 0.7%, from the December 31, 2009 total of $467.9 million.  The decrease in deposit balances was reflective of decreases in public fund deposits.

Borrowings were $44.1 million at June 30, 2010, as compared to $47.6 million at December 31, 2009, a decrease of $3.5 million, or 7.3%.  The decrease was primarily due to the maturity of Federal Home Loan Bank of New York advances of $10.0 million offset by growth in the sweep account for business customers of $6.5 million.

At June 30, 2010, book value per common share and tangible book value per common share were $5.00 and $4.91 respectively, as compared to $4.76 and $4.65, respectively, at December 31, 2009.

Asset Quality

•
Troubled asset trends continued to improve in most areas as delinquencies, which totaled $3.9 million at June 30, 2010, decreased by $3.2 million, or 45.0%, on a linked quarter basis, from the $7.0 million total reported at March 31, 2010.  The decrease was due primarily to one $2.8 million commercial loan which was formerly delinquent and brought current by quarter end.  Delinquencies have decreased from the December 31, 2009 total of $7.7 million by $3.8 million at June 30, 2010, or 49.8%.  From the highpoint of $13.2 million at September 30, 2009, total delinquencies have decreased by $9.3 million, or 241%, as of June 30, 2010.

•
Non-accrual loans increased by $616,000, or 6.9%, on a linked quarter basis, from $8.1 million at March 31, 2010 to $8.7 million at June 30, 2010.  The increase was primarily due to the addition of two loans totaling $948,000 to non-accrual status, which were partly offset by loan charge-offs.  Non-accrual loans have increased from the December 31, 2009 total of $7.9 million by $836,000 at June 30, 2010, or 10.6%, and slightly exceed the previous period end high of $8.5 million at June 30, 2009.

•
The aggregate of total delinquencies, non-accrual loans, and Other Real Estate Owned (“OREO”) decreased by $2.5 million, or 15.6%, on a linked quarter basis, from $16.2 million at March 31, 2010 to $13.6 million at June 30, 2010.  The aggregate of total delinquencies, non-accrual loans, and OREO decreased by $3.0 million, or 17.9%, from $16.6 million at December 31, 2009.  From the highpoint of $21.6 million at September 30, 2009, the aggregate of total delinquencies, non-accrual loans, and OREO have decreased by $8.0 million, or 58.8%, as of June 30, 2010.

•
Total criticized/classified loans increased by $553,000, or 1.70%, on a linked quarter basis, from $32.6 million at March 31, 2010 to $33.1 million at June 30, 2010.  The increase was due primarily to two large credits which experienced risk rating downgrades.  These downgrades were partly mitigated by certain commercial loan risk rating upgrades totaling $3.8 million.  Total criticized/classified loans decreased by $7.1 million, or 26.6%, from $40.2 million at December 31, 2009 to $33.1 million at June 30, 2010.  From the highpoint of $41.9 million at September 30, 2009, total criticized/classified loans have decreased by $8.8 million, or 26.6%, as of June 30, 2010.

Central Jersey Bank, N.A.
Troubled Asset and Delinquency Trends
(in thousands)
					Change 12/31/09-6/30/10		Change 3/31/10-6/30/10
CATEGORY	12/31/2008	12/31/2009	3/31/2010	6/30/2010	$	%	$	%

30-89 Day	$5,963	$6,912	$7,008	$3,857	$(3,055)	-44.20%	$(3,151)	-44.96%
90 Days +	$855	$775	$-	$-	$(775)	-100.00%	$-	0.00%
Total Delinquencies	$6,818	$7,687	$7,008	$3,857	$(3,830)	-49.82%	$(3,151)	-44.96%

Non-Accrual Loans	$2,545	$7,868	$8,088	$8,704	$836	10.63%	$616	7.62%

Non-Performing Loans (90+; Non-Accrual)	$3,400	$8,643	$8,088	$8,704	$61	0.71%	$616	7.62%
OREO	$-	$1,055	$1,055	$1,071	$16	1.52%	$16	1.52%
Total Non-Performing Loans and OREO	$3,400	$9,698	$9,143	$9,775	$77	0.79%	$632	6.91%

Total Delinquencies, Non-Accrual and OREO	$9,363	$16,610	$16,151	$13,632	$(2,978)	-17.93%	$(2,519)	-15.60%

Criticized Loans	$21,343	$11,770	$8,213	$12,403	$633	5.38%	$4,190	51.02%
Classified Loans	$2,956	$28,467	$24,366	$20,729	$(7,738)	-27.18%	$(3,637)	-14.93%
Total Criticized/Classified Loans	$24,299	$40,237	$32,579	$33,132	$(7,105)	-17.66%	$553	1.70%

ALL	$4,741	$9,613	$9,300	$8,934	$(679)	-7.06%	$(366)	-3.94%
Total Loans	$360,998	$379,087	$370,530	$362,455	$(16,632)	-4.39%	$(8,075)	-2.18%
Total Assets	$599,385	$577,658	$571,295	$576,846	$(812)	-0.14%	$5,551	0.97%
Tier 1 Capital (bank) *	$46,615	$45,801	$56,508	$58,500	$12,699	27.73%	$1,992	3.53%
Net $ Recoveries (Charge-offs) (quarter)	$1	$(769)	$(313)	$(365)	$404	-52.54%	$(52)	16.61%

Total Delinquencies / Total Loans	1.89%	2.03%	1.89%	1.06%
Total Non-Accrual Loans / Total Loans	0.70%	2.08%	2.18%	2.40%
Total Delinquencies + NA Loans / Total Loans	2.59%	4.10%	4.07%	3.47%
ALL / Total Loans	1.31%	2.54%	2.51%	2.46%
ALL / Non-Performing Loans	139.4%	111.2%	115.0%	102.6%
ALL / Non-Performing Loans and OREO	139.4%	99.1%	101.7%	91.4%
Non-Performing Loans / Total Loans	0.9%	2.3%	2.2%	2.4%
Non-Performing Loans and OREO / Total Assets	0.6%	1.7%	1.6%	1.7%
Criticized Loans/ Total Loans	5.9%	3.1%	2.2%	3.4%
Classified Loans/ Total Loans	0.8%	7.5%	6.6%	5.7%
Criticized + Classified Loans / Total Loans	6.7%	10.6%	8.8%	9.1%
Criticized Loans / Tier 1 Capital + ALL	41.6%	21.2%	12.5%	18.4%
Classified Loans / Tier 1 Capital + ALL	5.8%	51.4%	37.0%	30.7%
Criticized + Classified Loans / Tier 1 Capital + ALL	47.3%	72.6%	49.5%	49.1%
Net $ Recoveries (Charge-off's) / Total Loans	0.00%	-0.20%	-0.08%	-0.10%

* $11.3 million of CPP capital is included in Tier 1 Capital at the bank level beginning with the three-months ended March 31, 2010.

The allowance for loan losses, which began the year 2010 at $9.6 million, or 2.54% of total loans, decreased to $8.9 million at June 30, 2010, or 2.46% of total loans.  The $679,000 decrease is due primarily to loan charge-offs totaling $730,000, which were partially mitigated by recoveries totaling $51,000.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A.  Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through thirteen branch facilities located in Monmouth and Ocean Counties, New Jersey.  Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol “CJBK.”  Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

On May 25, 2010, Central Jersey Bancorp, Central Jersey Bank, N.A., and Kearny Financial Corp. and its wholly-owned subsidiary, Kearny Federal Savings Bank, entered into an Agreement and Plan of Merger pursuant to which Central Jersey Bancorp will merge with a to-be-formed subsidiary of Kearny Financial Corp. and thereby become a wholly-owned subsidiary of Kearny Financial Corp.  Immediately thereafter, Central Jersey Bank, N.A. will merge with and into Kearny Federal Savings Bank.  Central Jersey Bank, N.A. will operate as a division of Kearny Federal Savings Bank for at least 18 months after the closing.  The Agreement and Plan of Merger is subject to approval by the shareholders of Central Jersey Bancorp and applicable banking regulatory authorities.  It is anticipated that the merger will close in the fourth calendar quarter of 2010.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results.  Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., interest rate fluctuations, regional economic and other conditions, the availability of working capital, the cost of personnel and technology, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts

James S. Vaccaro, Chairman, President and CEO, 732-663-4040
Anthony Giordano, III, SEVP and CFO, 732-663-4042
Robert S. Vuono, SEVP & COO, 732-663-4041

CENTRAL JERSEY BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)
(dollars in thousands, except share amounts)

	June 30,	December 31,
ASSETS	2010	2009
Cash and due from banks	9,934	$9,789
Federal funds sold	45,196	68,526
Cash and cash equivalents	55,130	78,315

Investment securities available-for-sale, at fair value	109,621	96,947
Investment securities held-to-maturity (fair value of $36,350 and $7,462, respectively, at June 30, 2010 and December 31, 2009)	35,777	7,217
Federal Reserve Bank stock	1,849	1,848
Federal Home Loan Bank stock	1,197	1,820
Loans held-for-sale	--	--

Loans	362,455	379,087
Less: Allowance for loan losses	8,934	9,613
Loans, net	353,521	369,474

Accrued interest receivable	1,722	2,285
Other real estate owned	1,071	1,055
Premises and equipment Bank owned life insurance	5,735 3,879	5,946 3,817
Core deposit intangible	859	1,031
FDIC prepaid insurance	2,462	2,684
Other assets	4,023	5,219
Total assets	$576,846	$577,658
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$89,952	$80,500
Interest bearing	374,780	387,378
	464,732	467,878

Borrowings	44,115	47,575
Subordinated debentures	5,155	5,155
Accrued expenses and other liabilities	1,127	1,531
Investment securities purchased not settled	3,535	--
Total liabilities	518,664	522,139
Shareholders’ equity:
Common stock, par value $0.01 per share. Authorized 100,000,000 shares,
9,610,971 and 9,503,423 shares issued and 9,316,626 and 9,256,975
shares outstanding, respectively, at June 30, 2010 and December 31, 2009	96	92
Preferred stock, liquidation value $1,000 per share. Authorized 10,000,000 shares and issued and outstanding 11,300 shares at June 30, 2010 and December 31, 2009	11,300	11,300
Additional paid-in capital	65,886	64,981
Accumulated other comprehensive income, net of tax expense	1,490	1,022
Treasury stock – 294,345 and 246,448 shares, respectively, at June 30, 2010 and December 31, 2009	(2,040)	(1,806)
Accumulated deficit	(18,550)	(20,070)
Total shareholders’ equity	58,182	55,519
Total liabilities and shareholders’ equity	$576,846	$577,658

CENTRAL JERSEY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$5,196	$5,008	$10,402	$10,039
Interest on securities available-for-sale:
Taxable interest income	416	1,250	865	2,898
Non-taxable interest income	183	20	426	99
Interest on securities held-to-maturity	206	151	310	369
Interest on federal funds sold and due from banks	97	104	153	137
Total interest and dividend income	6,098	6,533	12,156	13,542

Interest expense:
Interest expense on deposits	1,133	1,910	2,323	3,892
Interest expense on borrowings	141	247	293	494
Interest expense on subordinated debentures	40	50	79	107
Total interest expense	1,314	2,207	2,695	4,493

Net interest income	4,784	4,326	9,461	9,049

Provision for loan losses	-	316	-	3,452
Net interest income after provision for loan losses	4,784	4,010	9,461	5,597

Non-interest income:
Gain on sale of SBA loans	607	-	599	-
Service charges on deposit accounts	396	385	736	720
Income on bank owned life insurance	30	36	61	66
Gain on sale of securities available-for-sale	-	279	-	2,068
Other income	39	194	69	206
Total non-interest income	1,072	894	1,465	3,060

Non-interest expense:
Salaries and employee benefits	1,670	1,873	3,642	3,811
Net occupancy expenses	536	467	1,074	1,050
Data processing fees	255	232	514	465
FDIC insurance premiums	193	360	395	431
Core deposit intangible amortization	86	103	172	207
Goodwill Impairment	-	26,957	-	26,957
Other operating expenses	1,236	958	2,211	2,073
Total non-interest expense	3,976	30,950	8,008	34,994

Income (loss) before provision for income taxes	1,880	(26,046)	2,918	(26,337)

Income tax expense (benefit)	726	258	1,024	(343)

Net income (loss)	1,154	(26,304)	1,894	(25,994)

Preferred stock dividend	141	141	282	282
Preferred stock discount amortization	45	45	90	89

Net income (loss) available to common shareholders	$968	$(26,490)	$1,522	$(26,365)

Basic earnings (loss) per common share	$0.10	$(2.92)	$0.16	$(2.91)
Diluted earnings (loss) per common share	$0.10	$(2.92)	$0.16	$(2.91)
Average basic common shares outstanding	9,292,298	9,087,287	9,274,374	9,053,082
Average diluted common shares outstanding	9,455,593	9,336,643	9,409,712	9,323,108